Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust III regarding the Prospectus and Statement of Additional Information of FPA Short Duration Government ETF, a series of Investment Manager Series Trust III.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 30, 2024